EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk Senior Vice President and CFO (804) 287-5694

CADMUS COMMUNICATIONS REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Solid Top Line Growth Drives Improved Performance

RICHMOND, VA (July 30, 2003) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced net sales of $114.4 million for the fourth quarter of its fiscal year 2003, an increase of 5% from $109.0 million in last year’s fourth quarter. Operating income was $6.6 million and net income was $1.7 million, or $0.19 per share for the fourth quarter of fiscal 2003, compared with operating income of $7.3 million and net income of $1.6 million, or $0.17 per share, in the fourth quarter of fiscal 2002. For the full year, operating income was $20.7 million compared to $27.4 million last year, and income from continuing operations was $2.7 million, or $0.30 per share, compared to $5.0 million, or $0.55 per share last year.

Adjusted as described below,[1] operating income for the fourth quarter of fiscal 2003 was $8.6 million, an increase from $8.5 million in the prior year period, and net income was $3.0 million, or $0.33 per share, an increase from $2.7 million, or $0.30 per share in last year’s fourth quarter. For the full year, as adjusted, operating income was $32.7 million, an increase from $32.1 million last year, and income from continuing operations was $10.6 million, or $1.17 per share, an increase from $9.7 million, or $1.07 per share last year.

Highlights for the fourth quarter were as follows:

•	Net sales increased 5% compared to last year’s fourth quarter, led by continued growth in scientific, technical and medical (“STM”) services and specialty packaging;

•	Publisher Services Group net sales increased 3% to $99.2 million, and operating income from that group rose to $11.1 million (11.2% of net sales);

•	Total debt (including securitization) decreased by $0.6 million during the quarter, due to strong cash flow from operations and progress on new working capital initiatives. This continued debt reduction was achieved despite a $6.1 million semi-annual bond interest payment, $6.1 million in capital expenditures, and a $3.1 million investment to fund the previously announced expansion of the Company’s offshore content processing operations; and

•	Interest expense and securitization costs declined to $3.7 million for the fiscal 4th quarter, down from $4.2 million in the previous year.

1 Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.

Highlights for the full fiscal year were as follows:

•	Despite difficult economic and industry conditions throughout the year, net sales were flat year over year, as double-digit growth in specialty packaging and solid growth in STM services offset volume and pricing pressures in the special interest magazine market;

•	The Company met analyst expectations and slightly exceeded its business plan for the year;

•	Sequential increases in earnings per share were achieved throughout fiscal 2003;[1] and

•	Total debt was reduced by another $15.4 million during the fiscal year, bringing total debt reduction since June 30, 2000 to $75.1 million.

Bruce V. Thomas, president and chief executive officer, remarked, “We are very pleased with our performance in the fourth quarter and with our performance for the full year. As the recent announcements by several of our competitors indicate, industry conditions continue to be difficult. Nevertheless, we have been able to meet expectations, exceed our business plan, grow our revenues, and post sequential and year over year improvement in earnings throughout the year. We are particularly encouraged by the strong top-line growth we achieved this quarter. This growth, again achieved despite difficult market conditions, reflects the success we are having with our differentiation strategy and with our efforts to bring high-value and increasingly content-oriented products and services to market.”

Thomas further stated, “We have continued to work hard to further differentiate our business so that we can sustain revenue growth. In this quarter, we have expanded our content services operations in India, through the formation of our KnowledgeWorks Global Limited joint venture announced earlier this week and the opening of a second offshore facility. Also in this quarter, we launched our ArticleWorksSM service to help publishers reduce their costs and generate new revenue. These initiatives highlight our continued commitment to providing comprehensive tools to meet the needs of our publishing customers and to expanding our outsourcing solutions model to new and increasingly global markets.”

Finally, Thomas noted, “We remain keenly aware of the need to drive for improved efficiencies and lower costs in our business. During the year, we have rationalized capacity and restructured our plants to permit us to gain additional print manufacturing efficiencies. In addition, we reduced our total debt by another $15.4 million during the year, as newly implemented processes drove improved management of our working capital. This brings total debt reduction in the three years this management team has been in place to $75.1 million. We are encouraged that these achievements are sustainable and reflect the institutionalization of comprehensive and improved management systems and practices across all our divisions and all of our plants.”

Fourth Quarter Operating Results Review

Net sales for the fiscal fourth quarter totaled $114.4 million compared with $109.0 million last year, an increase of 5%. Publisher Services Group sales were $99.2 million, an increase of 3% from $96.3 million last year, as a result of continued growth in STM services from existing accounts and from new business wins. Specialty Packaging segment sales were $15.1 million, an increase of 19% from $12.7 million, as this division continued to generate new business wins, primarily in the healthcare market.

Operating income, adjusted as described below, was $8.6 million or 7.5% of net sales in the fourth quarter, compared to $8.5 million or 7.8% of net sales last year.[2] Cash flow from operations was used to reduce total debt (including $26.7 million related to securitization) by $0.6 million for the quarter. Income from continuing operations, adjusted as described below, for the fourth quarter totaled $3.0 million or $0.33 per share, compared with $2.7 million or $0.30 per share last year.

The Company recorded an additional minimum liability in connection with the annual valuation of its defined benefit pension plan, which resulted in an after-tax reduction in shareholders’ equity of approximately $23.8 million. The defined benefit pension plan will be frozen effective July 31, 2003. In connection with the previously announced restructuring program, the Company recorded a pre-tax charge

2 On a GAAP basis, operating income was 5.8% of net sales for the fourth quarter of fiscal 2003 compared to 6.7% in last year’s fourth quarter.

of $2.0 million, or $0.14 per share, in the fourth quarter consisting of $0.8 million in asset impairment charges, $0.5 million in exit and disposal activities, and $0.7 million in connection with the curtailment of the pension plan. Of the total charge, $1.6 million represented non-cash expenses.

Fiscal Year Operating Results Review

Net sales for the fiscal year ended June 30, 2003 totaled $446.9 million compared with $447.3 million last year, essentially flat year over year. Publisher Services Group sales were $388.5 million, down 2% from $395.4 million, primarily because of the softness in advertising and volume and pricing pressures that existed during the year. Specialty Packaging segment sales were $58.4 million, an increase of 13% from $51.9 million. For the twelve months ended June 30, 2003, operating income, adjusted as described below, was $32.7 million or 7.3% of net sales, compared to $32.1 million or 7.2% of net sales last year.[3] Income from continuing operations for the fiscal year, adjusted as described below, totaled $10.6 million or $1.17 per share, compared with $9.7 million or $1.07 per share last year.

Cash flow from operations and the sale of an idle facility was used to reduce total debt (including securitization) by $15.4 million during fiscal year 2003. For fiscal year 2003, the Company recorded pre-tax charges totaling $12.0 million, or $0.87 per share, in connection with the previously announced restructuring program consisting of $7.8 million in asset impairment charges, $3.5 million in exit and disposal activities and $0.7 million for the pension plan curtailment. Of the total charge this year, $8.7 million represented non-cash expenses.

Outlook for Fiscal 2004

Commenting on the Company’s outlook for fiscal 2004, Mr. Thomas stated, “As has been stated by several of my colleagues at our competitors, industry and economic conditions remain difficult. Demand remains soft and pricing pressures continue. Despite these continued pressures, we believe that Cadmus is poised to build on a successful 2003. We believe that we are in a position to sustain our track record of year over year improved earnings throughout fiscal 2004, and, assuming that industry and economic conditions do not deteriorate further, we believe that published expectations for our business in the range of $1.32 per share are reasonable and attainable.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” adjusted to exclude restructuring and other charges of $2.0 million and $12.0 million for the three and twelve month periods ended June 30, 2003, respectively, and adjusted to add amortization expense of $1.2 million and $4.7 million for the three and twelve month periods ended June 30, 2002, (2) “income from continuing operations before income taxes” adjusted in the same manner and for the same items as operating income, (3) “earnings per share” adjusted to exclude the restructuring and other charges in the same manner as operating income for the three and twelve month periods ended June 30, 2003, and to exclude the impact of the $56.3 million cumulative effect of a change in accounting principle for the twelve months ended June 30, 2003, which was recorded upon the Company’s adoption of SFAS No. 142; for fiscal 2002, earnings per share was adjusted by adding the impact of the amortization expense described in operating income above and excluding the impact of the loss from discontinued operations of $1.2 million for the twelve months ended June 30, 2002, and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with

3 On a GAAP basis, operating income was 4.6% of net sales for fiscal 2003 compared to 6.1% last year.

such comparable GAAP financial measure (see Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures Table, attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure; (2) the exclusion of amortization expense in fiscal 2002 provides consistent comparisons as amortization expense is not recorded in fiscal 2003 upon adoption of SFAS No. 142, and year over year comparisons would be positively inflated without the adjustment, (3) the exclusion of the cumulative effect of a change in accounting principle permits comparisons without the impact of financial results driven solely by the adoption of new accounting pronouncements, (4) the exclusion of the impact of discontinued operations permits comparisons for continuing business operations; and (5) EBITDA and EBITDA margin as a percent of net sales are useful measures of performance which mitigate distortionary accounting and financing effects on earnings, making comparisons between companies’ earnings power more meaningful and providing consistent quarter over quarter comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2002	2003	2002
Net sales	$114,361	$109,020	$446,919	$447,279

Operating expenses:
Cost of sales	93,572	88,161	362,801	365,873
Selling and administrative expenses	12,198	12,369	51,443	49,305
Amortization expense	—	1,174	—	4,724
Restructuring and other charges	1,964	—	12,015	—

	107,734	101,704	426,259	419,902

Operating income	6,627	7,316	20,660	27,377

Interest and other expenses:
Interest	3,530	3,986	14,602	16,093
Securitization costs	139	198	634	1,110
Other, net	83	62	347	292

	3,752	4,246	15,583	17,495

Income from continuing operations before income taxes	2,875	3,070	5,077	9,882
Income tax expense	1,171	1,520	2,410	4,891

Income from continuing operations	1,704	1,550	2,667	4,991
(Loss) from discontinued operations	—	—	—	(1,236)
Cumulative effect of a change in accounting principle	—	—	(56,301)	—

Net income (loss)	$1,704	$1,550	$(53,634)	$3,755

Earnings per share – diluted:
Income from continuing operations	$0.19	$0.17	$0.30	$0.55
(Loss) from discontinued operations	—	—	—	(.14)
Cumulative effect of a change in accounting principle	—	—	(6.24)	—

Net income (loss)	$0.19	$0.17	$(5.94)	$0.41

Weighted-average common shares outstanding	9,041	9,138	9,028	9,049

Cash dividends per common share	$0.05	$0.05	$0.20	$0.20

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003 (Unaudited)	June 30, 2002
Assets:
Cash and cash equivalents	$566	$1,196
Accounts receivable, net	30,123	34,845
Inventories	22,347	19,545
Other current assets	8,928	8,444
Property plant and equipment, net	107,853	119,989
Other assets, net	135,109	185,576

Total assets	$304,926	$369,595

Liabilities and shareholders’ equity:
Accounts payable	$33,681	$38,322
Accrued expenses and other current liabilities	31,255	24,966
Current maturities of long-term debt	12,800	—
Restructuring reserve	1,110	1,127

Total current liabilities	78,846	64,415

Total debt (net of securitization):
Senior bank debt (matures 3/31/04)	12,800	25,300
Senior subordinated notes (matures 6/1/09)	125,000	125,000
Subordinated promissory notes (matures 3/31/10)	6,415	6,415
Fair value of interest rate swap	2,590	531

Total debt (net of securitization)	146,805	157,246
Less current maturities of long-term debt	12,800	—

Total long-term debt	134,005	157,246

Other long-term liabilities	59,667	36,420
Shareholders’ equity	32,408	111,514

Total liabilities and shareholders’ equity	$304,926	$369,595

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2003	2002	2003	2002
Net sales:
Publisher Services	$99,215	$96,276	$388,490	$395,372
Specialty Packaging	15,146	12,744	58,429	51,907

Total net sales	$114,361	$109,020	$446,919	$447,279

Operating income:
Publisher Services	$11,085	$10,657	$41,877	$39,955
Specialty Packaging	243	364	1,709	1,648
Unallocated/other	(2,607)	(2,483)	(10,443)	(9,028)
Amortization of goodwill	—	(1,174)	—	(4,724)
(Loss) on sale of fixed assets	(130)	(48)	(468)	(474)
Restructuring and other charges	(1,964)	—	(12,015)	—

Total operating income	$6,627	$7,316	$20,660	$27,377

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended June 30,					Twelve Months Ended June 30,
	2003		2002			2003		2002
Capital expenditures	$6,077		$3,241			$15,636		$12,017
Operating income, as reported	$6,627	5.8%	$7,316	6.7%		$20,660	4.6%	$27,377	6.1%
Amortization expense	—	—	1,174	1.1		—		4,724	1.1
Restructuring and other charges (A)	1,964	1.7	—	—		12,015	2.7	—

Operating income, as adjusted	$8,591	7.5%	$8,490	7.8%		$32,675	7.3%	$32,101	7.2%

Income from continuing operations, as reported	$1,704	1.5%	$1,550	1.4%		$2,667	0.6%	$4,991	1.1%
Income tax expense	1,171	1.0	1,520	1.4		2,410	0.5	4,891	1.1

Income from continuing operations before income taxes, as reported	2,875	2.5	3,070	2.8		5,077	1.1	9,882	2.2
Amortization expense	—	—	1,174	1.1		—	—	4,724	1.1
Restructuring and other charges (A)	1,964	1.7	—	—		12,015	2.7	—

Income from continuing operations before income taxes, as adjusted	4,839	4.2	4,244	3.9		17,092	3.8	14,606	3.3
Income taxes	1,838	1.6	1,520	1.4		6,495	1.4	4,891	1.1

Income from continuing operations, as adjusted	$3,001	2.6%	$2,724	2.5%		$10,597	2.4%	$9,715	2.2%

Earnings per share, assuming dilution:
Net income (loss), as reported	$0.19		$0.17			$(5.94)		$0.41
Cumulative effect of a change in accounting principle	—		—			6.24		—
Discontinued operations	—		—			—		0.14
Amortization expense	—		0.13			—		0.52
Restructuring and other charges, net of taxes(A)	0.14		—			0.87		—

Earnings per share, assuming dilution, as adjusted	$0.33		$0.30			$1.17		$1.07

Net income (loss), as reported	$1,704	1.5%	$1,550	1.4%		$(53,634)	(12.0)%	$3,755	0.8%
Cumulative effect of a change in accounting principle	—	—	—	—		56,301	12.6	—
Discontinued operations	—	—	—	—		—	—	1,236	0.3
Income taxes	1,171	1.0	1,520	1.4	*	2,410	0.5	4,891	1.1
Interest	3,530	3.1	3,986	3.7	*	14,602	3.3	16,093	3.6
Securitization costs	139	0.1	198	0.2		634	0.1	1,110	0.2
Depreciation	4,798	4.2	4,926	4.4	*	19,325	4.4	20,399	4.6
Amortization	—	—	1,174	1.1	*	—	—	4,724	1.1
Restructuring and other charges (A)	1,964	1.7	—	—		12,015	2.7	—

EBITDA	$13,306	11.6%	$13,354	12.2	%*	$51,653	11.6%	$52,208	11.7%

Margin percentages reflect percentage of net sales.

(A)	Restructuring charges were $1.3 million, net of tax, and $7.9 million, net of tax, for the three and twelve months ended June 30, 2003, respectively.
*	Represents corrections from the original press release dated July 30, 2003.